ADVENTRX REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

SAN DIEGO – March 7, 2012 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the fourth quarter and year ended December 31, 2011.

“We are pleased to begin 2012 with a strong cash position of over $50 million, which will be used to fund our planned phase 3 study of ANX-188 in patients with sickle cell disease,” stated Brian M. Culley, Chief Executive Officer of ADVENTRX.

Fourth Quarter 2011 Operating Results

ADVENTRX’s net loss applicable to common stock for the fourth quarter of 2011 was $2.4 million, or $0.06 per share (basic and diluted), compared to a net loss applicable to common stock of $2.3 million, or $0.15 per share (basic and diluted), for the same period in 2010.

Research and development (R&D) expenses for the fourth quarter of 2011 were $1.8 million, an increase of $0.9 million, or 95%, compared to $0.9 million for the same period in 2010. The increase was due primarily to a $0.6 million increase in external nonclinical study fees and expenses, a $0.2 million increase in personnel costs, and a $0.1 million increase in external clinical study fees. The increases in external fees and expenses were primarily related to research-related manufacturing activities and consulting expenses for ANX-188. The increase in personnel costs resulted from additional clinical and research-related manufacturing staff hired in 2011.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2011 were $1.8 million, an increase of $0.2 million, or 13%, compared to $1.6 million for the same period in 2010. The increase resulted primarily from an increase in personnel costs, mainly due to additional staff hired in 2011.

Transaction-related expenses for the fourth quarter of 2011 were negative $1.1 million compared to positive $0.3 million for the same period in 2010. Transaction-related expenses for the fourth quarter of 2011 consisted of negative $1.1 million associated with changes since September 30, 2011 in the fair value of the contingent asset and contingent liability related to the SynthRx acquisition. Transaction-related expenses for the fourth quarter of 2010 consisted of $0.3 million related to legal, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx.

Full Year 2011 Operating Results

ADVENTRX’s net loss applicable to common stock for the year ended December 31, 2011 was $13.3 million, or $0.47 per share (basic and diluted), compared to a net loss applicable to common stock of $14.1 million, or $1.07 per share (basic and diluted), for 2010. Included in the net loss applicable to common stock for the year ended December 31, 2010 was a non-cash, deemed dividend expense of $5.6 million incurred in connection with the Company’s January and May 2010 equity financings.

R&D expenses for the year ended December 31, 2011 were $5.8 million, an increase of $2.1 million, or 56%, compared to $3.7 million for 2010. The increase in R&D expenses in 2011 compared to 2010 was due primarily to a $1.0 million increase in external nonclinical study fees and expenses, a $0.6 million increase in personnel costs and a $0.5 million increase in external clinical study fees and expenses. The increase in external nonclinical study fees and expenses was primarily related to research-related manufacturing activities and consulting expenses of $1.0 million for ANX-188 and increased commercial-readiness manufacturing and consulting expenses of $0.5 million for Exelbine. These increases were offset by a $0.5 million decrease in research-related manufacturing activities and consulting expenses for ANX-514. The increase in personnel costs resulted from additional clinical and research-related manufacturing staff hired in 2011. The increase in external clinical study fees and expenses was primarily related to increased clinical consulting expenses of $0.4 million for ANX-188 and increased consulting expenses of $0.1 million for Exelbine related to study site inspections.

SG&A expenses for the year ended December 31, 2011 were $7.2 million, an increase of $2.2 million, or 44%, compared to $5.0 million for 2010. The increase resulted primarily from a $0.9 million increase in commercial-readiness activities for Exelbine, a $0.9 million increase in personnel costs, mainly due to additional staff hired in 2011, a $0.2 million increase in investor relations consulting expenses, a $0.1 million increase in share-based compensation expense and a $0.1 million increase in facility costs.

Transaction-related expenses for the year ended December 31, 2011 were $0.4 million compared to $0.3 million for 2010. Transaction-related expenses for 2011 consisted of $1.9 million related to legal, accounting, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx, and execution of the SynthRx acquisition, offset by a $1.5 million reduction due to changes since the acquisition date in the fair value of the contingent asset and contingent liability related to the SynthRx acquisition. Transaction-related expenses for 2010 consisted of $0.3 million related to legal, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx.

Balance Sheet Highlights

As of December 31, 2011, the Company had cash, cash equivalents and short-term investments totaling $50.7 million. Stockholders’ equity amounted to $56.8 million as of December 31, 2011.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company focused on developing proprietary product candidates. The Company’s lead product candidate is ANX-188, a rheologic, antithrombotic and cytoprotective agent that improves microvascular blood flow and has potential application in treating a wide range of diseases and conditions, such as complications arising from sickle cell disease. We also are developing ANX-514, a novel, detergent-free formulation of the chemotherapy drug docetaxel. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the Company’s development plans for ANX-188, including the nature and timing of future clinical studies. Among the factors that could cause or contribute to material differences between ADVENTRX’s actual results and those indicated from the forward-looking statements are risks and uncertainties inherent in ADVENTRX’s business, including, but are not limited to: the potential for ADVENTRX to delay, reduce or discontinue current and/or planned development activities, partner its product candidates at inopportune times or pursue less expensive but higher-risk development paths if it is unable to raise sufficient additional capital as needed; ADVENTRX’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for delays in the commencement or completion of its planned clinical studies including as a result of difficulties or delays in completing manufacturing process development activities and manufacturing clinical trial material; the risk of suspension or termination of a clinical study including due to lack of adequate funding; the risk that planned clinical studies of our product candidates, including ANX-188, are not successful and, even if they are successful, that the FDA could determine they are not sufficient to support an NDAs for the product candidate; the risk that the FDA does not grant market approval of ADVENTRX’s product candidates, including ANX-188, on a timely basis, or at all; ADVENTRX’s reliance on third parties to assist in the conduct of important aspects of its product candidates’ development programs, including the manufacture of clinical trial material, the conduct of clinical studies and regulatory submissions related to product approval, and that such third parties may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone (ir@adventrx.com)
858-552-0866 Ext. 303

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations (1)
(In thousands except per share data)

	Three months ended
	December 31,		Year ended
	(Unaudited)		December 31,
	2011	2010	2011 (2)	2010 (1)(2)
Total net revenue	$—	$489	$—	$489
Operating expenses:
Research and development	1,754	898	5,758	3,689
Selling, general and administrative	1,810	1,595	7,190	4,990
Transaction-related expenses	(1,130)	302	411	330
Depreciation and amortization	9	3	38	20

Total operating expenses	2,443	2,798	13,397	9,029

Loss from operations	(2,443)	(2,309)	(13,397)	(8,540)
Interest and other income, net	71	24	137	89

Net loss	(2,372)	(2,285)	(13,260)	(8,451)
Deemed dividends on preferred stock	—	—	—	(5,640)

Net loss applicable to common stock	$(2,372)	$(2,285)	$(13,260)	$(14,091)

Net loss per share – basic and diluted	$(0.06)	$(0.15)	$(0.47)	$(1.07)

Weighted average shares – basic and diluted	37,091	14,921	28,175	13,181

(1)	Share and per share information related to dates or periods prior to April 23, 2010 have been restated to reflect retrospective application of the 1-for-25 reverse split of outstanding common stock that took place on that date.

(2)	The condensed consolidated statements of operations for the years ended December 31, 2011 and 2010 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Balance Sheet Data
(In thousands)

	December 31,	December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$50,704	$27,979
Working capital	49,323	26,608
Total assets	61,856	28,487
Total liabilities	5,078	1,801
Stockholders’ equity	56,779	26,685